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                                                                       Exhibit 6

               Amended and Restated Agreement dated March 29, 2002

         This Amended and Restated Agreement (this "Agreement") is made as of March 29, 2002 among SEMX Corporation, a Delaware corporation (the "Company"), ACI Capital America Fund, LP ("ACI") and Exeter Venture Lenders L.P. ("Exeter") (each of ACI and Exeter hereinafter individually referred to as a "Purchaser" and collectively referred to as the "Purchasers").

                                    RECITALS

         WHEREAS, the parties hereto entered into that certain Agreement dated November 13, 2001 (the "First Amendment"), which amended certain provisions of the Certificate of Designation described in the Preferred Stock Purchase Agreement, dated as of June 1, 2000, between the parties hereto (the "Purchase Agreement") and the Warrants, dated June 1, 2000, issued to each of ACI and Exeter (collectively, the "Warrants" and each individually, a "Warrant");

         WHEREAS, it was the intention of the parties, at the time they executed the First Amendment regarding the Preferred Shares and associated Warrants, that the First Amendment would not cause the Company to incur any liability by reason of the amendments to Section 14.1 of the Warrants (the "Section 14.1 Amendments") that were to become effective March 31, 2002, in accordance with paragraph 4 of the First Amendment;

         WHEREAS, the Section 14.1 Amendments did not clearly reflect the intention of the parties; and

         WHEREAS, the parties desire to amend and restate the First Amendment.

         NOW, THEREFORE, in consideration of the mutual agreements set forth herein the parties hereby agree to amend and restate the First Amendment as follows (Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement, the Certificate of Designation and the Warrants):

         1. Notwithstanding Section 5(d) and Section 7(b) of the Certificate of Designation, in the event that a holder shall require redemption of any Series B Preferred Stock as a result of an occurrence on, prior to or after the date hereof of a Triggering Event specified in Section 6(c) of the Certificate of Designation resulting from the Company's failure to comply with Section 4(b)(iii) of the Certificate of Designation, the redemption price specified in
Section 5(d) shall not be due and payable prior to January 3, 2003.

         2. Notwithstanding Sections 7(a) and 2(c)(i) of the Certificate of Designation, the Dividend Rate shall not be increased as provided in those Sections prior to January 3, 2003.

         3. The Company shall not, and shall not permit any of its subsidiaries to, without first obtaining the prior written consent of ACI (which right to consent may be assigned to ACI Capital Co., Inc. or an affiliate thereof) issue any shares of its Common Stock or any rights,
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warrants or options to purchase its Common Stock or any securities convertible into its Common Stock other than pursuant to a Permitted Issuance, as defined in
Section 8 of the Certificate of Designation, but provided that solely for the purposes of this paragraph the phrase "five percent (5%)" in such definition shall be amended to read "thirty percent (30%)".

         4. Clause (1) in the definition of "Change of Control" in Section 1 of the Warrant is hereby amended and restated in its entirety to read as follows:

                  (1) any Person or group (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of persons or entities (in each case, a "Beneficial Owner"), in a single transaction or through a series of related transactions, shall have become the beneficial owner of thirty percent (30%) or more (by voting power or otherwise) of the securities of the Company ordinarily having the right to vote in the election of directors;

         5. The parties hereto hereby agree and acknowledge that the Section
14.1 Amendments contemplated by the First Agreement shall not take effect.

         6. The first sentence of Section 14.1 of each Warrant is hereby amended and restated in its entirety to read as follows:

         14.1. Obligations to Repurchase Warrant. (a) The Holder may not demand a repurchase of this Warrant in accordance with this Section 14.1 solely as a result of a redemption of the Underlying Series B Preferred Stock pursuant to
Section 5 of the Series B Certificate of Designation unless, for the calendar year 2002, there was no period of twenty (20) consecutive Trading Days for which the Daily Market Price of the Common Stock was greater than $5.00 per share. In addition, except in the case of a Change of Control or a bankruptcy, liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary (a "Bankruptcy Event"), the Holder may not demand a repurchase of this Warrant in accordance with this Section 14.1 prior to January 3, 2003. Subject to the foregoing, if a Change of Control occurs at any time during the Exercise Period, if a Bankruptcy Event occurs at any time during the Exercise Period, or if the Underlying Series B Preferred Stock is redeemed pursuant to Section 5 of the Series B Certificate of Designation, the Holder at its election by notice to the Company (the "Put Notice"), may demand repurchase, at any time concurrently with or following the occurrence of such Change of Control, Bankruptcy Event or redemption, of the entire unexercised portion of this Warrant, provided that (i) either (A) at the time of the election under this Section 14.1, the Holder owns all of the shares of the Underlying Series B Preferred Stock or (B) at the time the Holder acquired this Warrant, the Holder also acquired all of the Underlying Series B Preferred Stock and, during the period in which the Holder owned such shares, such shares were redeemed pursuant to Section 5 of the Series B Certificate of Designation, and (ii) in the event the Holder, at the time of the election under this Section 14.1, owns any shares of the Underlying Series B Preferred Stock, such shares have been or are being redeemed pursuant to Section 5 of the Series B Certificate of Designation prior to or contemporaneously with the repurchase of this Warrant.

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         7. At the request of each Purchaser, a new Warrant shall be issued to such Purchaser reflecting the amendments described in paragraph 6 above, upon surrender of the existing Warrants.

         8. Within twenty (20) business days following the execution and delivery of this Agreement, the Company shall deliver to the Purchasers warrants ("Additional Warrants") to purchase an aggregate of two hundred fifty thousand (250,000) shares of the Company's Common Stock. The Additional Warrants shall be allocated such that ACI receives Additional Warrants to purchase an aggregate of two hundred twenty five thousand (225,000) shares of the Company's Common Stock and Exeter receives Additional Warrants to purchase an aggregate of twenty five thousand (25,000) shares of the Company's Common Stock. The shares of Common Stock issuable upon exercise of the Additional Warrants are referred to as the "Additional Warrant Shares." The terms and conditions of such Additional Warrants shall be substantially the same as the terms and conditions of the Warrants issued to the Purchasers in accordance with the terms and conditions of the Purchase Agreement, except that such Additional Warrants shall (i) have an initial exercise price equal to three dollars ($3.00) per share of the Company's Common Stock, (ii) not contain the put right as is set forth in Section 14 of the Warrants, (iii) not contain the right to dividend distributions as is set forth in Section 17 of the Warrants and (iv) provide that the Common Stock underlying such Additional Warrants shall be entitled to piggy back registration rights comparable to those set forth in Section 3 of the Registration Rights Agreement. Additionally, the Purchasers shall be entitled to, in respect of such Additional Warrants, the same protection afforded to holders of Common Stock of the Company under the Rights Plan.

         9. In order to induce the Purchasers to enter into this Agreement and purchase the Additional Warrants, the Company represents, warrants and covenants to the Purchasers as follows:

                  (a) The Company has full corporate power and authority to execute and deliver this Agreement and the Additional Warrants, to issue the Additional Warrants and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and the Additional Warrants and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of the Company and no other corporate or shareholder action on the part of the Company is necessary to authorize the execution, delivery or performance by the Company of this Agreement or the Additional Warrants, the issuance of the Additional Warrants or the consummation by it of the transactions contemplated hereby and thereby. This Agreement has been, and the Additional Warrants each will be, duly executed and delivered by the Company and (assuming due and valid authorization, execution and delivery hereof by the other parties hereto and thereto) this Agreement is, and the Additional Warrants will be, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

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                  (b) Upon delivery of the Additional Warrants, the Additional
Warrants will be validly issued, fully paid and non-assessable and not subject to preemptive (or similar) rights. If issued in accordance with the terms of the Additional Warrants, the Additional Warrant Shares will be validly issued, fully paid and non-assessable and not subject to preemptive (or similar) rights.

                  (c) The Company has authorized and reserved two hundred fifty thousand (250,000) shares of Common Stock for issuance upon exercise of the Additional Warrants.

                  (d) None of the execution, delivery or performance of either this Agreement or any of the Additional Warrants by the Company, the issuance of any Additional Warrants or the consummation by the Company of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions hereof or thereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation, as amended, or the By-Laws or other organizational documents of the Company or of any of its Subsidiaries,
(ii) require on the part of the Company any filing with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or other governmental or regulatory authority or agency, including, without limitation, any consent or approval of any federal, state, local or foreign insurance industry agency, commission or other governing body, except for in the case of clause (ii) filings, permits, authorizations, consents and approvals as may be required under state securities or blue sky laws, and the laws of other states in which the Company is qualified to do or is doing business, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their properties or assets.

         10. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and each of the parties hereto may execute this Agreement by signing any such counterpart.

         11. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

         12. From and after the date of this Agreement, upon the request of the Purchasers, the Company and its Subsidiaries shall execute and deliver such instruments, documents and other writings as may be necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement, including, without limitation, entering into a registration rights agreement with the Purchasers and amending the Rights Plan in furtherance of paragraph 8 above.

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         IN WITNESS WHEREOF, each of the parties hereto has caused this Amended and Restated Agreement to be duly executed on its behalf as of the date first above written.

                                     SEMX CORPORATION

                                     By:       /s/ Gilbert D. Raker
                                              ----------------------------------
                                              Name:  Gilbert D. Raker
                                              Title: Chairman

                                     ACI CAPITAL AMERICA FUND, LP
                                     By:      ACI Capital America GP, LLC,
                                              its General Partner

                                              By:       /s/ Kevin S. Penn
                                                       -------------------------
                                                       Name:  Kevin S. Penn
                                                       Title: Managing Member

                                     EXETER VENTURE LENDERS, L.P.

                                     By:      Exeter Venture Advisors, Inc., its
                                              Corporate General Partner

                                              By:       /s/ Keith R. Fox
                                                       -------------------------
                                                       Name:  Keith R. Fox
                                                       Title: President

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